Exhibit 10.8

SEVERANCE AGREEMENT

         THIS AGREEMENT, is entered into by and between BAKER HUGHES INCORPORATED, a Delaware corporation (the “Company”), and                     (the “Executive”) on                    , but effective for all purposes as of                     (the “Effective Date”).

         WHEREAS, the Company recognizes that one of its most valuable assets is its key management executives; and

         WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

         WHEREAS, the Company would like to provide severance benefits in the event that the employment of a key management executive is involuntarily terminated in conjunction with a change in control;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

         1. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means any entity which is a member of (i) the same controlled group of corporations within the meaning of section 414(b) of the Code with Baker Hughes, (ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code) with Baker Hughes or (iii) an affiliated service group (within the meaning of section 414(m) of the Code) with Baker Hughes.

“Annual Incentive Plan” means the Baker Hughes Incorporated 1995 Employee Annual Incentive Compensation Plan, as amended and/or restated from time to time, any guidelines issued pursuant to such plan, and any other incentive compensation plans adopted by the Company from time to time which are in replacement of or in addition to such plan.

“Assets” means assets of any kind owned by Baker Hughes, including but not limited to securities of Baker Hughes’ direct and indirect subsidiaries and Affiliates.

“Baker Hughes” means Baker Hughes Incorporated, a Delaware corporation, and any successor by merger or otherwise.

“Base Compensation” means a Executive’s base salary or wages (as defined in section 3401(a) of the Code for purposes of federal income tax withholding) from the Company, modified by including any portion thereof that such Executive could have received in cash in lieu of any elective deferrals made by the Executive pursuant to the Supplemental Retirement Plan (other than deferrals of

Exhibit 10.8

bonuses) or pursuant to a qualified cash or deferred arrangement described in section 401(k) of the Code and any elective contributions under a cafeteria plan described in section 125, and modified further by excluding any bonus, incentive compensation (including but not limited to equity-based compensation), commissions, expense reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation (other than elective deferrals by the Executive under a qualified cash or deferred arrangement described in section 401(k) of the Code or the Supplemental Retirement Plan that are expressly included in “Base Compensation” under the foregoing provisions of this definition), welfare benefits as defined in ERISA, overtime pay, special performance compensation amounts and severance compensation.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to those terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of Baker Hughes or other governing body of Baker Hughes or its direct or indirect parent.

“Bonus” means each annual incentive bonus, if any, paid in cash by the Company to or for the benefit of an Employee for services rendered or labor performed while an Employee. Annual bonuses are generally paid with respect to a completed fiscal year by the Company to its employees pursuant to the Annual Incentive Plan. An Employee’s Bonus shall be determined by including any portion thereof that such Executive could have received in cash in lieu of (i) any elective deferrals made by such Executive pursuant to the Supplemental Retirement Plan or (ii) elective contributions made on such Executive’s behalf by the Company pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.

“Cause” means (i) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Board (or by a delegate appointed by the Board), which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee’s duties, or (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise. For purposes of Sections (i) and (ii) of this definition, (A) no act, or failure to act, on the Employee’s part shall be deemed “willful” if done, or omitted to be done, by the Employee in good faith and with reasonable belief that the act, or failure to act, was in the best interest of the Company and (B) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

“Change in Control” means the occurrence of any of the following events:

         (a) the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board;

         (b) the consummation of a Merger of Baker Hughes or an Affiliate of Baker

Exhibit 10.8

Hughes with another Entity, unless the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of Baker Hughes, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger;

         (c) any Person, other than a Specified Owner, becomes a Beneficial Owner, directly or indirectly, of securities of Baker Hughes representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities;

         (d) a sale, transfer, lease or other disposition of all or substantially all of Baker Hughes’ Assets is consummated (an “Asset Sale”), unless:

            (1) the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes immediately prior to such Asset Sale own, directly or indirectly, 50 percent or more of the combined voting power of the Voting Securities of the Entity that acquires such Assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of Baker Hughes’ Voting Securities immediately prior to such Asset Sale; or

            (2) the individuals who comprise the Board immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the Entity that acquired such Assets in such Asset Sale or its parent (or a majority plus one member where such board or other governing body is comprised of an odd number of directors); or

         (e) The stockholders of Baker Hughes approve a plan of complete liquidation or dissolution of Baker Hughes.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor act.

“Committee” means, prior to a Change in Control or a Potential Change in Control, the Compensation Committee of the Board. After a Change in Control or a Potential Change in Control, “Committee” means (i) the individuals (not fewer than three (3) in number) who, on the date six months prior to the Change in Control constitute the Compensation Committee of the Board, plus, (ii) in the event that fewer than three (3) individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)); provided, however, that the maximum number of individuals constituting the Committee after a Change in Control or Potential Change in Control shall not exceed six (6).

“Company” means Baker Hughes. In the event that the Executive’s employer is a subsidiary of Baker Hughes, Company shall include the Executive’s employer where appropriate and Baker Hughes will cause the Executive’s employer to take any actions necessary to satisfy the obligations of the Company under this Agreement.

“Disability” means the Executive’s incapacity due to physical or mental illness that has caused the

Exhibit 10.8

Executive to be absent from full-time performance of his duties with the Company for a period of six (6) consecutive months.

“Effective Date” means the date identified in the introduction of this Agreement..

“Employee” means an individual (i) who is employed in the services of the Company on the Company’s active payroll, and (ii) who is also a United States-based executive salary grade system employee (under the Company’s then current payroll system categories), or any comparable executive designations in any system that replaces the United States-based salary grade system.

“Employment Termination Date” means the date as of which Executive incurs a Termination of Employment determined in accordance with the provisions of Section 5.2.

“Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act.

“Excise Tax” means the excise tax imposed by section 4999 of the Code or any similar tax payable under any United States federal, state, or local statute.

“Executive” means the Employee identified in the introduction of this Agreement.

“Expiration Date” shall have the meaning specified in Section 2 of this Agreement.

“Good Reason” for termination by the Employee of his employment means the occurrence (without the Employee’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second paragraph of the definition of Termination of Employment (treating all references to “Change in Control” in paragraphs (a) through (f) below as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (a), (e), (f) or (g) below, such act or failure to act is corrected prior to the effective date of the Employee’s termination for Good Reason:

         (a) the assignment to the Employee of any duties or responsibilities which are substantially diminished as compared to the Employee’s duties and responsibilities immediately prior to a Change in Control or a material change in the Employee’s reporting responsibilities, titles or offices as an Employee and as in effect immediately prior to the Change in Control.

         (b) a reduction by the Company in the Employee’s annual Base Compensation as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all individuals having a similar level of authority and responsibility with the Company and all individuals having a similar level of authority and

Exhibit 10.8

responsibility with any Person in control of the Company;

         (c) the relocation of the Employee’s principal place of employment to a location outside of a 50-mile radius from the Employee’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Employee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations immediately prior to a Change in Control;

         (d) the failure by the Company to pay to the Employee any portion of the Employee’s current compensation except pursuant to an across-the-board compensation deferral similarly affecting all individuals having a similar level of authority and responsibility with the Company and all individuals having a similar level of authority and responsibility with any Person in control of the Company, or to pay to the Employee any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

         (e) the failure by the Company to continue in effect any compensation plan in which the Employee participates immediately prior to the Change in Control which is material to the Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Employee’s participation relative to other Executives, as existed immediately prior to the Change in Control;

         (f) the failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Employee was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all individuals having a similar level of authority and responsibility with the Company and all individuals having a similar level of authority and responsibility with any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit or Perquisite enjoyed by the Employee at the time of the Change in Control, or the failure by the Company to provide the Employee with the number of paid vacation days to which the Employee is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the time of the Change in Control; or

         (g) any purported termination of the Employee’s employment which is not effected pursuant to a notice of termination satisfying the requirements of Section 5.1 hereof.

The Employee’s right to terminate his employment for Good Reason shall not be affected by the Employee’s incapacity due to physical or mental illness. The Employee’s continued employment shall not constitute consent to, or a waiver of any rights with respect to, any act or failure to act

Exhibit 10.8

constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by the Employee that Good Reason exists shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that Good Reason does not exist. The Committee’s determination regarding the existence of Good Reason shall be conclusive and binding upon all parties unless the Committee’s determination is arbitrary and capricious.

“Gross-Up Payment” means the additional amount paid to a Executive pursuant to Section 3.4.

“Highest Base Compensation” means the Executive’s annualized Base Compensation in effect immediately prior to (1) a Change in Control, (2) the first event or circumstance constituting Good Reason, or (3) the Executive’s Termination of Employment, whichever is greatest.

“Incumbent Director” means –

(a) a member of the Board on the Effective Date; or

         (b) an individual-

            (1) who becomes a member of the Board after the Effective Date;

            (2) whose appointment or election by the Board or nomination for election by Baker Hughes’ stockholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and

            (3) whose initial assumption of service on the Board is not in connection with an actual or threatened election contest.

“Merger” means a merger, consolidation or similar transaction.

“Pension Plan” means the Baker Hughes Incorporated Pension Plan, as amended from time to time.

“Perquisites” means benefits such as any airline VIP club memberships; country club and/ or health club membership dues and expenses related to the use of the country club and/ or health club; supplemental life insurance; financial consulting; and office equipment for use in the home (e.g., cellular telephones, personal digital assistance, home computers and office accessories similar to the office accessories available to the Executive in his employment office and monthly Internet connection fees) that may be provided by the Company from time to time.

“Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (a) the Company or any of its Affiliates, (b) a trustee or other fiduciary holding Company securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in

Exhibit 10.8

substantially the same proportions as their ownership of stock of the Company.

“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

               (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

               (b) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

               (c) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15 percent or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or

               (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

“Renewal Date” shall have the meaning specified in Section 2 of this Agreement.

“Specified Owner” means any of the following:

(a) Baker Hughes;

(b) an Affiliate of Baker Hughes;

         (c) an employee benefit plan (or related trust) sponsored or maintained by Baker Hughes or any Affiliate of Baker Hughes;

         (d) a Person that becomes a Beneficial Owner of Baker Hughes’ outstanding Voting Securities representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities as a result of the acquisition of securities directly from Baker Hughes and/or its Affiliates; or

         (e) a Person that becomes a Beneficial Owner of Baker Hughes’ outstanding Voting Securities representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of Baker Hughes, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger.

“Supplemental Retirement Plan” means the Baker Hughes Incorporated Supplemental Retirement Plan, as amended from time to time.

Exhibit 10.8

“Termination of Employment” means the termination of an individual’s employment relationship with the Company (i) by the Company without Cause after a Change in Control occurs, or (ii) by the individual for Good Reason after a Change in Control occurs.

For purposes of this definition, an individual’s employment shall be deemed to have been terminated after a Change in Control, if (i) the individual’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; (ii) the individual terminates his employment for Good Reason prior to a Change in Control (whether nor not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; or (iii) the individual’s employment is terminated by the Company without Cause or by the individual for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that such position is not correct.

Termination of Employment does not include (i) a termination of employment due to the individual’s death or Disability, or (ii) a termination of employment by the individual without Good Reason.

“Thrift Plan” means the Baker Hughes Incorporated Thrift Plan, as amended from time to time.

“Voting Securities” means the outstanding securities entitled to vote generally in the election of directors or other governing body.

As used in this Agreement, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of this Agreement.

         2. Term of Agreement. The Term of this Agreement shall commence on the Effective Date and ending on (a) the last day of the three-year period beginning on the Effective Date if no Change in Control shall have occurred during that three-year period (such last day being the “Expiration Date”); or (b) if a Change in Control shall have occurred during (i) the three-year period beginning on the Effective Date or (ii) any period for which the Term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section, the last day of the two-year period beginning on the date on which the Change in Control occurred.

Provided that after the expiration of the time period described in subsection (a) of this Section and in the absence of a Change in Control (as described in subsection (b) of this Section) the Term of the Agreement shall be automatically extended for successive two-year periods beginning on the day

Exhibit 10.8

immediately following the Expiration Date (the beginning date of each successive two-year period being a “Renewal Date”), unless, not later than 18 months prior to the Expiration Date or applicable Renewal Date, the Company shall give notice to Executive that the Term of the Agreement will not be extended.

         3. Compensation Other Than Severance Payments.

            3.1 Equity Based Compensation. Upon the occurrence of a Change in Control, all options to acquire Baker Hughes stock, all shares of restricted Baker Hughes stock, all other equity or phantom equity incentives and any awards the value of which is determined by reference to or based upon the value of Baker Hughes stock, held by the Executive under any plan of the Company shall become immediately vested, exercisable and nonforfeitable and all conditions thereof (including, but not limited to, any required holding periods) shall be deemed to have been satisfied.

            3.2 Compensation and Benefits During Incapacity and Prior to Termination of Employment. Following a Change in Control and during the Term of this Agreement, during any period in which the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive’s employment is terminated by the Company for Disability.

            3.3 Benefits Following Termination of Employment. If Executive incurs a Termination of Employment during the Term of this Agreement, the Company shall provide the Executive the benefits described below.

               (a) Severance Payment Based Upon Base Compensation. The Company will pay the Executive a cash severance benefit equal to three times the Executive’s Highest Base Compensation. An Executive’s severance payment under this paragraph (a) will be paid in accordance with the provisions of Section 4.

               (b) Severance Payment Based Upon Bonuses. The Company will pay the Executive a cash severance benefit in an amount equal to the sum of (1) and (2) where (1) is an amount equal to the product of (A) the expected value target percentage under the Executive’s Bonus for the Baker Hughes’ fiscal year in which the Executive’s Termination of Employment occurs, (B) the Executive’s Highest Base Compensation and (C) a fraction, the numerator of which is the number of full months and any fractional portion of a month during the performance period through the Executive’s Employment Termination Date and the denominator of which is the total number of months during such performance period; and (2) is an amount equal to the product of (A) the expected value target percentage under the Executive’s Bonus for the Baker Hughes’ fiscal year in which the Executive’s Termination of Employment occurs, and (B) three times the Executive’s Highest Base Compensation. However, if the Executive’s Employment Termination Date occurs during the same calendar year in which a Change in Control occurs, the pro-rata bonus payment described in clause (1) of the preceding sentence shall be offset by any payments received by the

Exhibit 10.8

Executive under the Baker Hughes Incorporated 1995 Employee Annual Incentive Compensation Plan (as amended and/or restated) in connection with the Change in Control. An Executive’s severance payment under this paragraph (b) will be paid in accordance with the provisions of Section 4.

               (c) Outplacement. The Company will provide the Executive outplacement services suitable to the Executive’s position for the period of three years. In lieu of such outplacement services, if the Executive so elects, the Company shall pay the Executive $30,000.00 in cash. Any such cash payment in lieu of outplacement services will be paid in accordance with the provisions of Section 4.

               (d) Pension, Thrift and Supplemental Retirement Plans. In addition to the retirement benefits to which the Executive is entitled under the Thrift Plan, the Pension Plan and the Supplemental Retirement Plan, the Company shall pay the Executive a single sum cash payment in an amount equal to the undiscounted value of (A) the employer-provided accruals under the Pension Plan that the Executive would have earned and (B) the employer contributions the Company would have made to the Thrift Plan and the Supplemental Retirement Plan (including but not limited to matching and base contributions) on behalf of the Executive had the Executive continued in the employ of the Company for a period of three years after the Employment Termination Date. Assuming for this purpose that (i) the Executive’s earned compensation per year during that three year period of time is the sum of (1) the Executive’s Highest Base Compensation and (2) the product of (A) the expected value target percentage under the Executive’s Bonus for the Baker Hughes’ fiscal year in which the Executive’s Termination of Employment occurs, and (B) the Executive’s Highest Base Compensation; and (ii) contribution, deferral, credit and accrual percentages made under the Pension Plan, the Thrift Plan and the Supplemental Retirement Plan, by and on behalf of the Executive during the three year period, are the same percentages in effect on the date of the Change in Control or the Executive’s Employment Termination Date, whichever is more favorable for the Executive. The payment required under this paragraph (d) will be made in accordance with the provisions of Section 4.

               (e) Accident and Health Insurance Benefits. For three years following the Executive’s Employment Termination Date (the “Continuation Period”), the Company shall arrange to provide the Executive and his dependents accident and health insurance benefits, in each case, substantially similar to those provided to the Executive and his dependents immediately prior to the Employment Termination Date or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence. Benefits otherwise receivable by the Executive pursuant to this Section 3.3(e) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the Continuation Period (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Employment Termination Date or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

Exhibit 10.8

               (f) Life Insurance. Executive shall be entitled to a single sum cash payment in an amount equivalent to thirty-six (36) monthly basic life insurance premiums applicable to the Executive’s basic life insurance coverage on his Employment Termination Date. The single sum cash payment will be made in accordance with the provisions of Section 4. An Executive may, at his option, convert his basic life insurance coverage to an individual policy after his Employment Termination Date by completing the forms required by the Company.

               (g) Perquisites. Executive shall be entitled to a single sum cash payment which shall be an amount equal to the sum of (1) the cost of the Executive’s Perquisites in effect prior to his Termination of Employment for the remainder of the calendar year in which the Employment Termination Date occurs; plus (2) the cost of the Executive’s Perquisites in effect prior to his Termination of Employment for an additional three years. The payment required under this paragraph (g) will be made in accordance with the provisions of Section 4. An Executive may, at his option, purchase any of his club memberships held in the Company’s name for fair market value and on the terms mutually agreed by the Executive and the Committee.

               (h) Retiree Medical. If the Executive would have become entitled to benefits under the Company’s post-retirement health care insurance plans, as in effect immediately prior to the Employment Termination Date or, if more favorable to the Executive as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time during the period of thirty-six (36) months after the Employment Termination Date, the Company shall provide such post-retirement health care insurance benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which the applicable benefits described in paragraph (e) of this Section terminate.

            3.4 Gross-Up Payments. If any payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement, or any other plan or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, the Company shall pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after the deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment shall be equal to the Total Payments. The purpose of this Section is to place the Executive in the same economic position such Executive would have been in had no Excise Tax been imposed with respect to the Total Payments.

               (a) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (the “Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be

Exhibit 10.8

treated as subject to the Excise Tax unless, in the opinion of the Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the “base amount” (within the meaning of section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

               (b) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Employment Termination Date (or if there is no Employment Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

               (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within ten (10) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment benefit being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes), plus interest on the amount of such repayment at 120 percent of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the payment of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other relative to any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

            3.5 Legal Fees. The Company shall pay, on a fully grossed up, after tax basis, all legal fees and expenses incurred by the Executive (i) in disputing in good faith any issue relating to the Executive’s termination of employment, (ii) in seeking in good faith to obtain or enforce any benefit or right provided under this Agreement in accordance with Section 5.3, or (iii) in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit under this Agreement. Such payments shall be made within ten (10) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company may reasonably require.

Exhibit 10.8

         4. Time of Benefits Payments. The Company shall pay the Executive any cash benefits described in paragraphs (a), (b), (c) (if the Executive elects to receive a cash payment in lieu of outplacement services), (d), (e) and (f) of Section 3.3 in a single sum cash payment within thirty (30) days after the Executive’s Employment Termination Date. If it is subsequently determined that additional monies are due and payable to the Executive as benefits described in paragraphs (a), (b), (c) (if the Executive elects to receive a cash payment in lieu of outplacement services), (d) and (f) of Section 3.3, the Company will pay any such unpaid benefits to the Executive, together with interest on the unpaid benefits from the date the single sum cash payment was made at the annual rate of 120 percent of the rate provided in section 1274(b)(2)(B) of the Code, within ten (10) business days of discovering that the additional monies are due and payable. If the benefits paid to the Executive are subsequently determined to exceed the amount of benefits the Executive should have received, such excess shall constitute a loan by the Company to the Executive, payable within ten (10) business days after demand by the Company, together with interest from the date the single sum cash payment was made at the annual rate of 120 percent of the rate provided in section 1274(b)(2)(B) of the Code, but only to the extent such amount has not been previously paid by the Executive.

         5. Termination Procedures And Compensation During Dispute.

            5.1 Notice of Termination. After a Change in Control and during the Term of this Agreement, any purported termination of the Executive’s employment by the Company shall be communicated by the Company by a written Notice of Termination to the Executive in accordance with Section 9.8 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. No purported termination of the Executive’s employment by the Company after a Change in Control and during the Term of this Agreement shall be effective unless the Company complies with the procedures set forth in this Section.

            5.2 Employment Termination Date. “Employment Termination Date,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause)

Exhibit 10.8

and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

            5.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Employment Termination Date (as determined without regard to this Section), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Employment Termination Date shall be extended until the earlier of (i) the date on which the Term of this Agreement ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Employment Termination Date shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

            5.4 Compensation During Dispute. If a purported termination occurs following a Change in Control and during the Term of this Agreement and the Employment Termination Date is extended in accordance with Section 5.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a Executive in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given or those plans in which the Executive was participating immediately prior to the first occurrence of an event or circumstance giving rise to the Notice of Termination, if more favorable to the Executive, until the Employment Termination Date, as determined in accordance with Section 5.3 hereof. Amounts paid under this Section are in addition to all other amounts due under this Agreement (other than those due under Section 3.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

         6. Withholding. Subject to the provisions of Section 3.4, Company may withhold from any benefits paid under this Agreement all income, employment, and other taxes required to be withheld under applicable law.

         7. Death of Executive. If an Executive dies after his Employment Termination Date but before the Executive receives full payment of the benefits to which he is entitled, any unpaid benefits will be paid to the Executive’s surviving spouse, or if the Executive does not have a surviving spouse, to the Executive’s estate.

         8. Amendment and Termination. During the Term of this Agreement, this Agreement may not be terminated or amended in any manner that would negatively affect a Executive’s rights under this Agreement. Further, no amendment or termination of this Agreement after a Executive’s Employment Termination Date shall affect the benefits payable to such Executive. Subject to the foregoing restrictions, Baker Hughes may amend or terminate this Agreement by a written instrument that is authorized by the Committee.

Exhibit 10.8

         9. Miscellaneous.

            9.1 Agreement Not an Employment Contract. The adoption and maintenance of this Agreement is not an employment contract between the Company and Executive and gives Executive no right to retain his employment. It is not intended to interfere with the rights of the Company to terminate Executive’s employment at any time with or without notice and with or without cause or to interfere with an Executive’s right to terminate his employment at any time.

            9.2 Alienation Prohibited. No benefits hereunder shall be subject to anticipation or assignment by Executive, to attachment by, interference with, or control of any creditor of Executive, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of Executive prior to its actual receipt by Executive. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.

            9.3 Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

            9.4 Binding Effect. This Agreement shall be binding upon any successor of the Company. Further, the Board shall not authorize a Change in Control that is a merger or a sale transaction unless the purchaser or the Company’s successor agrees to take such actions as are necessary to cause Executive to be paid or provided all benefits due under the terms of this Agreement as in effect immediately prior to the Change in Control.

            9.5 Settlement of Disputes Concerning Benefits Under this Agreement; Arbitration. All claims by Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing within thirty (30) days after written notice of the claim is provided to the Company in accordance with Section 9.8 and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive’s claim has been denied. Any further dispute or controversy arising out of or relating to this Agreement, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. No arbitration proceeding relating to this Agreement may be initiated by either the Company or the Executive unless the claims review and appeals procedures specified in Section 5.3 have been exhausted. Within ten (10) business days of the initiation of an arbitration hereunder, the Company and the Executive will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA Panel of Commercial Arbitrators. The arbitrators shall issue their written decision

Exhibit 10.8

(including a statement of finding of facts) within thirty (30) days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and any Executive agree that a judgment of the United States District Court for the District in which the headquarters of Baker Hughes is located at the time of initiation of an arbitration hereunder may be entered upon the award made pursuant to the arbitration.

            9.6 No Mitigation. The Company agrees that if the Executive’s employment with the Company terminates during the Term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in this Agreement (other than Section 3.3(e) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

            9.7 Other Amounts Due. Except as expressly provided otherwise herein, the payments and benefits provided for in this Agreement are in addition to and not in lieu of amounts and benefits that are earned by an Executive prior to his Termination of Employment. The Company shall pay an Executive any compensation earned through the Employment Termination Date but not previously paid the Executive. Further the Executive shall be entitled to any other amounts or benefits due the Executive in accordance with any contract, plan, program or policy of the Company or any of its Affiliates. Amounts that the Executive is entitled to receive under any plan, program, contract or policy of the Company or any of its Affiliates at or subsequent to the Executive’s Termination of Employment shall be payable or otherwise provided in accordance with such plan, program, contract or policy, except as expressly modified herein.

            9.8 Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address listed on the signature page of this Agreement and, if to the Company, to 3900 Essex Lane; Houston, Texas 77027; Attention: General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt.

            9.9 Governing Law. All provisions of this Agreement shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.

Exhibit 10.8

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

BAKER HUGHES INCORPORATED

By:

Michael E. Wiley
Chairman and Chief Executive Officer

EXECUTIVE:

, Executive

Address: